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MHM SERVICES, INC.
8000 Towers Crescent Drive, Suite 810, Vienna, VA 22182           NEWS RELEASE
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Contacts:   Michael S. Pinkert      or         Lee Calligaro
            President and CEO                  Vice President & General Counsel
            (703) 749-4610                     (703) 749-4657




                      MHM SERVICES, INC. ANNOUNCES THE SALE
                            OF ITS COLORADO FACILITY

Vienna, VA, April 22, 1998 -- MHM Services, Inc. (AMEX:MHM) announced today the sale of its last free standing psychiatric hospital operation. The facility, located in Fort Collins, Colorado, was operated by MHM through a wholly owned subsidiary, MHM of Colorado, Inc. The purchaser is Poudre Valley Hospital, of Fort Collins, which will continue to operate the facility. Poudre Valley also acquired through MHM the hospital real estate and certain other fixed assets of the Hospital which MHM previously had leased.

During FY 1997, Mt. Crest Hospital had net revenues of $5,516,000 and pre-tax earnings of $519,000. The company realized net proceeds of approximately $1,900,000 and a net gain of approximately $1,900,000 from the transaction. Approximately $1,200,000 of the proceeds were used to pay debts and other obligations. The remainder will be used for general corporate and working capital purposes. As part of the transaction, PVH has entered into a twelve month consulting contract with MHM for a total of $600,000.

Michael Pinkert, MHM Services President and CEO said " The sale of Mt. Crest Hospital completes our transition from being an inpatient provider of mental health services to being a leading company in the on-site provision of these services. We now service more than 50,000 residents of nursing homes in 4 states and more than 55,000 inmates in 3 state-wide correctional systems, with more than half our revenues being generated under managed care at-risk contracts."

Mr. Pinkert added, "We plan to continue to expand the on-site services segment of our business, especially in the correctional facilities market."

           This release includes forward-looking statements based on management's current plans and expectations. Such statements involve risks and uncertainties which may cause actual future activities and results of operations to be materially different from those suggested in this release, including the use of available cash resources to fund continued operating losses, the amount and timing of receipt of government reimbursement and the resolution of claims reviews, affirmation of the adverse decision in the Company's suit against MEDIQ, risks associated with industry consolidation and acquisitions, and the need to manage growth. For additional information, please refer to the Company's filings with the Securities and Exchange Commission.


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